UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2005
EQUITY OFFICE PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-13115	36-4151656
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Two North Riverside Plaza		60606
Suite 2100, Chicago, Illinois		(Zip Code)
(Address of principal executive
offices)
Registrant’s telephone number, including area code (312) 466-3300
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
(a)	As of December 15, 2005, the Compensation Committee (the “Committee”) of the Board of Trustees of Equity Office Properties Trust (the “Trust”) approved and adopted a Second Amendment to the Equity Office Properties Trust 2003 Share Option and Share Incentive Plan, as previously amended on September 20, 2003 (the “2003 Plan”). The second amendment permits performance awards that may be made under Section 15 of the 2003 Plan to be settled, in the discretion of the Chief Executive Officer and the Executive Vice President – Human Resources of the Trust, in cash rather than in common shares of the Trust.

(b)	As of December 15, 2005, the Committee approved and adopted a Long-Term Incentive Program (“LTIP”) that provides for the granting of annual Performance Awards under the 2003 Plan and is intended to apply to a portion of the annual restricted share awards to be granted to executive officers of the Trust at the level of Senior Vice President and above (except for any Senior Vice President – Investments). The general terms of the Performance Awards will be as follows:

Participants - Senior Vice Presidents and above, not including any Senior Vice President – Investments.

Effect on other long-term equity awards - Annual dollar amount that would have been allocated to the target value of awards of restricted shares expected to be granted around March 1, 2006 will be reduced by 50% and that amount will be used to determine the target amount of these Performance Awards.

Performance Period - Three-year period from January 1, 2006 to December 31, 2008. New target grants are expected to be made each year.

Performance Measure - Relative total shareholder return (TSR). The Trust’s 3-year TSR will be its compound annual growth rate over the Performance Period computed as follows:
((A + B) / C)⅓ -1
where

A equals:	the average closing price of the Trust’s common shares for the final 30 calendar days of the Performance Period (December 2, 2008 through December 31, 2008)

B equals:	the amount per share of all cash distributions paid by the Trust to its common shareholders during the Performance Period, and

C equals:	average closing price of the Trust’s common shares for the 30 calendar days prior to the beginning of the Performance Period (December 2, 2005 through December 31, 2005).
The Trust’s 3-year TSR will be compared to a similarly computed TSR of the companies included in the Cohen & Steers Realty Majors Index (a group of large REITs spanning multiple sectors) at the end of the Performance Period. If that index is no longer available, the Committee will select another comparable index.

Determination of Award Earned - The actual number of shares earned at the end of the 3-year performance period will be based on the following performance schedule:

3-Year TSR Percentile	Percent of Target Award Earned
Below 35th percentile	0%
35th percentile	50%
50th percentile	100%
75th percentile and above	200%
NOTE: Awards will be interpolated for performance between the 35th percentile and the 75th percentile.

Form of Award Payout - Payouts will be in the form of either the Trust’s common shares under the 2003 Plan, as amended, or, in the discretion of the Chief Executive Officer and the Executive Vice President – Human Resources of the Trust, in cash.

Dividend Equivalents - Dividend equivalents will not be paid out during the Performance Period. However an amount of cash will be paid at the time the Performance Awards are paid out equal to the dividends that would have been paid on the number of shares actually awarded if that number of shares had been held during the Performance Period.

Vesting - Performance Awards will vest 100% on the last day of the Performance Period and will be paid out as soon as administratively feasible after the vesting date.

Forfeiture - Performance Awards will be forfeited upon termination of employment for any reason other than death, disability, retirement at or after reaching age 62 or a change in control of the Trust. In the event of termination of employment as a result of death or disability, payout of the Performance Award will be made at 100% of the target amount of the Performance Award. In the event of termination of employment as a result of a change in control of the Trust or retirement at or after reaching age 62, payout of the Performance Award will be made based on the Trust’s relative TSR for the portion of the Performance Period ending on the termination date using the same method as if the terminated employee had completed the three-year Performance Period, but appropriately adjusted to account for the shorter period. A cash amount for dividend equivalents accumulated up to the termination event will also be paid at the time of termination based on the number of the Trust’s common shares actually paid out.
The specific terms of the Performance Award, including each participant’s target award amount, will be set forth in an award agreement to delivered to each participant.
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits:

The exhibits are set forth on the Exhibit Index attached hereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY OFFICE PROPERTIES TRUST
Date: December 20, 2005	By:	/s/ Stanley M. Stevens
Stanley M. Stevens
Executive Vice President, Chief Legal Counsel and Secretary

EXHIBIT INDEX
Attached as exhibits to this form are the documents listed below:

Exhibit
No.	Description

10.1	Second Amendment to 2003 Share Option and Share Incentive Plan

10.2	Form of Participant Summary and Performance Award Agreement (LTIP)